Exhibit 99.1

Apricus Biosciences Provides Corporate Update and Second Quarter 2017 Financial Results

Vitaros Drug-Device Human Factor Studies Successfully Completed
Vitaros U.S. NDA Final Draft Completed with Re-Submission Expected in Current Quarter

Conference Call / Webcast Today, August 2, 2017 at 4:30 p.m. ET

SAN DIEGO, CA, August 2, 2017 (GLOBE NEWSWIRE) - Apricus Biosciences, Inc. (Nasdaq:APRI), a biopharmaceutical company advancing innovative medicines in urology and rheumatology, today reported financial results for the second quarter of 2017 and provided a corporate update on its priorities for the remainder of the year.

“In the second quarter of this year, we continued to execute on our strategy by creating a stable, financially healthier organization focused on resubmission of the Vitaros NDA,” stated Richard W. Pascoe, Chief Executive Officer. “We have improved our financial outlook through a combination of fundraising and expense reduction, resulting in a balance sheet that is expected to fund our current operating plan through the third quarter of 2018. Importantly, we have completed the final draft of the Vitaros NDA and we expect to re-submit the Vitaros NDA this quarter with an anticipated FDA approval decision in the first quarter of 2018. For the remainder of 2017, we will focus on working with the FDA regarding the Vitaros NDA, maintaining a productive dialogue with Allergan regarding the commercial potential for Vitaros in the United States, securing a development partner for RayVa, and continuing to diligently manage our corporate resources.”

Recent Highlights

Apricus continues to execute on its corporate strategy as highlighted below:

Vitaros™ (alprostadil)

•
Continued implementation of the U.S. regulatory approval strategy to address issues raised by the FDA in the original Vitaros NDA submission. Specifically, all safety, chemistry, manufacturing and control (CMC) related issues raised in the original Non-Approvable Letter will be addressed in the re-submission. In addition, Apricus has confirmed the necessary drug-device engineering and compliance requirements, including human factor testing, and those studies are now complete; and

•
Continued to ensure a smooth transition of the Vitaros ex-US rights and assets to Ferring International. Under the agreement, Apricus has received approximately $12.45 million to date, including an upfront payment of $11.5 million, approximately $0.7 million for the delivery of certain product-related inventory and $0.25 million related to transition services. Apricus is eligible to receive an additional

$0.25 million payment related to transition services, subject to certain limitations, during the third quarter of 2017.

RayVa™ (alprostadil)

•	Continued a partnering process to secure a global or regional RayVa partnership prior to initiating a Phase 2b clinical study.

Corporate/Financial

•	Closed on an underwritten public offering of common stock and warrants for gross proceeds of approximately $7.0 million; and

•	Regained compliance with all criteria for continued listing on The NASDAQ Capital Market.

Second Quarter and Year-to-Date Financial Results

Net loss for the quarter ended June 30, 2017 was $1.5 million, or loss per share of $0.13, compared to a net loss of $3.3 million, or loss per share of $0.54, for the second quarter of 2016. Net loss during the second quarter of 2017 was primarily due to expenses related to the preparation of our resubmission of the Vitaros NDA and other general and administrative expenses.

Net income for the six months ended June 30, 2017 was $6.6 million, or income per share of $0.69, compared to a net loss of $5.8 million, or loss per share of $1.00, for the second quarter of 2016. Net income during the six months ended June 30, 2017 was primarily due to the $12.1 million gain recorded for the sale of our ex-U.S. Vitaros rights and assets to Ferring.

For all periods presented, financial statement activity related to our ex-U.S. Vitaros business has been presented as discontinued operations. As of June 30, 2017, the Company’s cash totaled $7.8 million, compared to $2.1 million as of December 31, 2016.

Conference Call Details

Apricus will host a live conference call and webcast today at 4:30 p.m. Eastern Time to discuss the Company’s financial results and provide a corporate update. To participate by telephone, please dial (855) 780-7196 (Domestic) or (631) 485-4867 (International). The conference ID number is 58725002. The live and archived audio webcast can be accessed through the Investors Relations’ section of the Company’s website at www.apricusbio.com. Please log in approximately five to ten minutes before the event to ensure a timely connection. The archived webcast will be available for 30 days following the live call.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines in urology and rheumatology. Apricus has two product candidates currently in development. Vitaros is a product candidate in the United States for the treatment of erectile dysfunction, which is in-licensed from Warner Chilcott Company, Inc., now a subsidiary of Allergan plc (Allergan). RayVa is our product candidate in Phase 2 development for the treatment of the circulatory disorder Raynaud’s phenomenon, secondary to scleroderma, for which we own worldwide rights.

For further information on Apricus, visit http://www.apricusbio.com.

Vitaros™ is Apricus’ trademark in the United States, which is pending registration and subject to the agreement with Allergan. Vitaros® is a registered trademark of Ferring International Center S.A. in certain countries outside of the United States. RayVa™ is Apricus’ trademark, which is registered in certain countries throughout the world and pending registration in the United States.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: Apricus’ ability to transition its ex-U.S. assets and rights related to Vitaros to Ferring and receive the second transition services payment from Ferring; the timing of regulatory submission and approval of Vitaros in the United States, if any; Apricus’ development and partnering plans for RayVa; Apricus’ plans to reduce operating expenses, including projected 2017 cost savings; and Apricus’ strategic objectives. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside the control of Apricus, including, but not limited to: the risk that Apricus fails to provide the transition services as required by the transition services agreement with Ferring; the risk that the cost and other negative effects related to the reduction of Apricus’ workforce may be greater than anticipated; the risk that Apricus may not realize the benefits expected from cost control measures; competition in the erectile dysfunction market and other markets in which Apricus operates; Apricus’ ability to obtain FDA and other requisite governmental approval for Vitaros; Apricus’ ability to further develop Vitaros, such as delivery device improvements; Apricus' ability to carry out further clinical studies for Vitaros, if required, as well as the timing and success of the results of such studies; the failure to remain in compliance with NASDAQ continued listing requirements which could result in Apricus’ common stock being delisted from the exchange; Apricus’ ability to retain and attract key personnel; Apricus’ ability to raise additional funding that it may need to continue to pursue its commercial and business development plans; Apricus’ ability to secure a strategic partner for RayVa; and market conditions. These forward-looking statements are made as of the date of this press release, and Apricus assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in Apricus’ most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC’s website at www.sec.gov or without charge from Apricus.

(Financial Information to Follow)

CONTACT:     Matthew Beck
        mbeck@troutgroup.com
        The Trout Group
        (646) 378-2933

Selected Financial Information
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating expense
Research and development	$(839)	$(2,503)	$(1,266)	$(5,104)
General and administrative	(1,602)	(2,122)	(3,043)	(4,328)
Total other income (expense)	719	1,372	(832)	3,684
Loss from continuing operations	(1,722)	(3,253)	(5,141)	(5,748)
Income (loss) from discontinued operations	248	(85)	11,740	(95)
Net income (loss)	$(1,474)	$(3,338)	$6,599	$(5,843)

Basic and diluted earnings (loss) per share
Continuing operations	$(0.15)	$(0.53)	$(0.54)	$(0.98)
Discontinued operations	$0.02	$(0.01)	$1.23	$(0.02)
Total earnings (loss) per share	$(0.13)	$(0.54)	$0.69	$(1.00)

Weighted average common shares outstanding for basic and diluted earnings (loss) per share	11,335	6,182	9,547	5,843

Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Cash	$7,821	$2,087
Other current assets	322	177
Property and equipment, net	121	164
Other long term assets	45	60
Assets of discontinued operations	$506	$2,212
Total assets	$8,815	$4,700

Liabilities and stockholders’ equity (deficit)
Current liabilities	$1,513	$2,536
Current liabilities of discontinued operations	331	2,108
Notes payable, net	—	6,650
Warrant liabilities	339	846
Other long term liabilities	60	76
Stockholders’ equity (deficit)	6,572	(7,516)
Total liabilities and stockholders’ equity (deficit)	$8,815	$4,700